Advisors Capital Management, LLC

&

AC Funds, LLC

November 2020

Code of Ethics

Introduction

Rule 204(A)-1 of the Investment Advisers Act of 1940 requires all registered investment advisers to adopt a code of ethics. Rule 17(J)-1 of the Investment Company Act of 1940 requires investment advisers to registered investment companies (“the Fund”) to adopt a written code of ethics and to report to the Fund Board any material compliance violations. In compliance with these rules, ACM has adopted this Code of Ethics (the “Code”) setting forth the standards of conduct expected of our personnel and addressing conflicts that arise from personal trading by our personnel. This Code is intended to promote compliance with our fiduciary standards to our clients.

Things You Need to Know to Use This Code:

1.	Terms in boldface have special meanings as used in this Code. To understand the Code, you will need to read the definitions of these terms, which are found in the Glossary.

2.	There are three Reporting Forms that you must complete under this Code. Additional information pertaining to these Reporting Forms are included below. You can alsoget copies of the Reporting Forms from the CCO. ACM may establish alternate reporting mechanisms, which will be communicated in writing to all employees.

3.	The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

	a.	ACM expects that waivers will be granted only in rare instances, and

	b.	Some provisions of the Code that are mandated by law cannot be waived.

4.	For purposes of this Code, all Supervised Persons of ACM are considered an Access Person of ACM.

5.	The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. The Code of Ethics and any amendments will be distributed to all Supervised Persons of ACM, and shall require each Supervised Person to provide in writing their receipt, understanding and acceptance of the change(s).

6.	If you have any doubt or uncertainty about what this Code requires or permits,you should ask the CCO. Please do not guess at the answer.

General Principles of ACM

The reputation of ACM is important, and in order to protect this reputation we must uphold principles of honesty, integrity, and professionalism. Additionally, because ACM is a fiduciary for our Advisory Clients, we have the following general principles:

1.	The duty at all times to place the interests of clients first. All Supervised Persons must scrupulously avoid serving their own personal interest ahead of the interests of the client. In addition, Supervised Persons must work diligently to ensure that no client is preferred over any other client;

2.	Personal transactions in securities by Supervised Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interest of the clients.

3.	Supervised Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with ACM at the expense of clients, or that otherwise bring into question the person’s independence or judgment.

4.	All Supervised Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect toclients or securities.

The general principles discussed in this section govern all conduct, whether the conduct is covered by more specific standards and procedures set for below.

ACM expects all employees to comply with the spirit of the Code, as well as the specific rules contained in the Code. ACM treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, ACM may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Guidelines for Professional Standards

All Supervised Persons must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to the investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that their personal integrity is unquestionable.

1.	It is every Supervised Person's obligation to report suspected or actual violations of laws, government rules and regulations, the Code or other suspected wrong doings affecting ACM to the CCO or other appropriate person of ACM immediately. Such reports will be held in confidence to the extent possible under the circumstances and ACM will not permit any form of intimidation or retaliation against any Supervised Person who made a good-faith report of actual or suspected violations(s).

2.	No Supervised Person may serve on the board of directors of any publicly traded company without prior written permission by the CCO, or other appropriate personnel.

3.	Supervised Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations always should be resolved in favor of the Advisory Clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of ACM’s fiduciary duties.

4.	Access Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO or other appropriate personnel.

5.	When any Supervised Person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

The recommendations and actions of ACM are confidential and private matters. Accordingly, ACM prohibits the transmission, distribution or communication of any information regarding securities transactions in client accounts or other Non-Public Information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may NOT be transmitted, distributed, or communicated to anyone who is not affiliated with ACM, without the prior written approval of the CCO.

Personal Trading Policies

The following policies and procedures apply to all accounts owned or controlled by an Access Person, those accounts owned or controlled by members of the Access Person’s Family/Household, those account in which an Access Person exercises investment discretion (excluding the Advisory Client accounts of ACM), and any account in which the Access Person has any beneficial interest, such as a trust account, certain investment pools in which you might participate, and certain accounts that others may be managing for you. These accounts are collectively referred to as “Covered Accounts.” Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

All Access Persons are required to custody their Covered Accounts at TD Ameritrade, Inc., and under ACM’s designated advisor code. Additionally, all trades, other than those in mutual funds, must be submitted to, and executed by, ACM’s trading desk. Exceptions to this requirement may be granted by the CCO on a case-by-case basis.

Reporting Requirements

Access Persons must submit the reports described below, even if they have no holdings, transactions or accounts to list in the reports.

a)	Initial Holdings Reports: No later than 10 calendar days after you become an Access Person, you must complete an Initial Holdings Report.

The Initial Holdings Report requires you to list all brokerage accounts and securities owned or controlled by you, or members of your Family/Household. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date of hire. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee.

Content of Holding reports:

Each holdings report must contain, at a minimum:

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

The date the access person submits the report.

Each Access Person must notify the CCO within 10 calendar days of opening or closing an account.

The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household.

b)	Quarterly Transaction Reports: Quarterly transaction reports are completed electronically through ACM’s reporting at TD Ameritrade, Inc. For Covered Accounts that are outside TD

Ameritrade, Inc. (which require approval by CCO), statements must be submitted to the CCO on a quarterly basis through Smart-RIA.

c)	Annual Holdings Reports: By January 31st of each year, you must complete an Annual Holdings Report to the CCO. The Annual Holdings Report requires you to list all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31st of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31st of the prior year.

The Annual Holdings Report also requires you to confirm that you have read and understand this Code, have complied with its requirements, and that you understand that it applies to you and members of your Family/Household.

Content of Holding reports:

Each holdings report must contain, at a minimum:

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

The date the access person submits the report.

Note: All reporting is completed through Smart-RIA.

Exemptions from Reporting

Non-Reportable Securities as defined in Rule 204(A)-1 are exempt from reporting requirements.

529 College Savings Plans, which ACM does not manage, distribute, market or underwrite the Plan or the investments and strategies underlying the Plan, are not considered “Covered Accounts” and do not need to be reported by the employee.

Restricted List

Certain transactions in which ACM engages may require, for either business or legal reasons that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. It is the employee’s responsibility to determine whether a security is on ACM’s restricted list prior to the execution of any security transactions.

The restricted list is updated automatically based on Adviser directed trading. The list is maintained by the Jeremy Lieberman.

Principal Transactions

Neither ACM nor an employee may engage in principal transactions between a proprietary account and a client account.

Private Placements

No Access Person may acquire, directly or indirectly, Beneficial Ownership of any security in a private placement without the prior approval of the CCO.

Initial Public Offerings

No Access Person may acquire, directly or indirectly, Beneficial Ownership of any security in an initial public offering without the prior approval of the CCO.

Manipulative Practices

Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to affect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a client account or a proprietary account:

I.	Engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

II.	Engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, prohibited activity is where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

Client Priority

Clients, including mutual funds in which ACM serves as Investment Adviser, must always receive the best price, in relation to employees, on same day adviser directed transactions. Employees of ACM must first give priority on all purchases and sales of securities to ACM’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

a)	Contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations asavailable capital and current positions, and then to the account of the employee;

b)	Knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

c)	Using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

d)	Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account,except to the extent necessary to effectuate such transactions.

Exempted from these guidelines are situations where an Access Person has an account managed by a professional investment advisor where the: Access Person has no discretion over the trades made in that account; trades are allocated without the Access Person’s knowledge; and the Access Person has submitted to the CCO a letter from the investment advisor acknowledging the above, upon request of the CCO.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest. All exceptions that are granted will be so granted only in writing.

Review of Personal Securities Transactions

Confirmations, statements, and other information regarding personal securities transactions and personal account holdings will be reviewed at least quarterly to monitor compliance with this policy. Such reviews will be conducted by the CCO or a designee that shall report the findings of the review to the CCO with documentation to substantiate the review maintained in ACM’s compliance files. ACM reserves the right to require any employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if ACM believes the transaction or position violates its policies or appears improper. ACM will keep all such information confidential except as required to enforce this policy, to participate in any investigation concerning violations of applicable law or as it otherwise believes to be necessary under the circumstances. The CCO shall designate a Supervised Person to review the CCO’s activity in relation to the Code of Ethics. This designee is Kevin Kern.

Pre-Clearance for Personal Securities Transactions

Pre-clearance is required for personal securities transactions other purchases or sales of mutual funds. Pre-clearance is granted by Jeremy Lieberman.

Insider Trading

The purpose of the Insider Trading Policy is to educate our Supervised Persons regarding Insider Trading, and to detect and prevent Insider Trading by any person associated with ACM. The term “Insider Trading” is not specifically defined in the securities laws, but generally refers to the use of material, Non-Public Information to trade in securities or the communication of material, Non-Public Information to others.

Prohibited Activities

All Supervised Persons of ACM, including contract, temporary, or part-time personnel, or any other person associated with ACM are prohibited from the following activities:

a)	trading or recommending trading in securities for any account (personal or client) whilein possession of material, Non-Public Information about the issuer of the securities;or

b)	communicating material, Non-Public Information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information

Any Supervised Person who possesses or believes that she or he may possess material, Non-Public Information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Penalties for Insider Trading

The legal consequences for trading on or communicating material, Non-Public Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

a.	civil injunctions

b.	jail sentences

c.	revocation of applicable securities-related registrations and licenses

d.	fines for the person who committed the violation of up to three timesthe profit gained or loss avoided, whether or not the person actually benefited; and

e.	fines for the employee or other controlling person.

f.	In addition, ACM’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the persons involved.

Sanctions

All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the President of ACM. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Certification

All Supervised Persons are required to annually certify his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to the Code will be distributed to all Supervised Persons and they will be required to certify their receipt, understanding and acceptance of the change(s).

Books and Records

We will keep true, accurate, and current books and records relating to our investment advisory business in accordance with Rule 204-2 of the Investment Advisers Act of 1940.

Whistleblower’s Policy

On May 25, 2011, the Securities and Exchange Commission (the “SEC”) adopted final rules implementing the “Whistleblower Provisions” of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The rules create incentives for individuals, who act alone or jointly with others, to report possible violations of the federal securities laws to the Securities and Exchange Commission (SEC) by rewarding them for credible tips that lead to successful enforcement actions. The provisions also protect such individuals from retaliatory actions taken by their employers and/or other employees.

Although not a requirement, the “Whistleblower Provisions” recommend that any employee, who has information regarding the possible violation of any securities laws that has occurred, is presently occurring, or is about to occur, submits the complaint directly to his own firm prior to submitting it to the SEC. ACM asks that all employees report any possible violation of securities laws directly to its Chief Compliance Officer so that the firm can begin investigating the problem as quickly as possible. A formal complaint should be submitted in writing and contain the date of the occurrence, a detailed description of the occurrence, and copies of any emails, voicemail recordings, spreadsheets, reports, trade blotters, check, wire and trade confirmations that may help to substantiate the complaint. The report should also contain a final sentence stating that “to the best of the employee’s knowledge, that all the events and facts are accurate and true.” Lastly the complaint needs to be signed and dated.

If time is “of the essence,” an informal complaint can be provided to the CCO orally with a request that the employee provide a complete written complaint to the CCO as soon as possible. The complaint can be delivered by hand, emailed, or mailed. If the ACM employee wishes to report the violation anonymously, he can leave the unsigned complaint on the CCO’s desk after hours or mail it. Any individual reporting information to the SEC under the “Whistleblower Provisions” may elect to remain anonymous; however, any individual choosing to do so must be represented by an attorney and must disclose his or her identity prior to collecting an award.

ACM further acknowledges that under the provisions of the “Dodd-Frank Act”, employees who actas whistleblowers are also protected from any form of retaliation by the firm or any of its employees. If any ACM employee believes that any form of retaliation has occurred, he may file a complaint with the Secretary of Labor.

ACM further acknowledges that under the “Whistleblower Provisions”, it is not required to keep copies of any Whistleblower Complaints reports and are not required to maintain electronic records of access persons’ personal securities reports in an accessible computer database, although this practice is strongly encouraged.

Should the employee feel that ACM did not investigate the complaint thoroughly or the nature of the violation continues to be ongoing, he may provide the information relating to a potential violation directly to the Securities and Exchange Commission (SEC). Under the provisions, whistleblowers who met the qualifications listed below are to be monetarily rewarded for credible tips that lead to successful enforcement actions.

  The information supplied by the whistleblower must be obtained from an “original source” and must be presented to the SEC within 120 days of the day on which the complaint was filed internally.
  Information must be provided to the SEC on a voluntary basis. Individuals who are legally obligated to report possible violations of the federal securities laws, or who report information in response to a regulatory request or demand, will not be eligible for an award under the Whistleblower Provisions.
  The information provided must lead to a successful enforcement action that results ina monetary award of more than $1 million.

Whistleblower awards may be significant, ranging from 10% to 30% of the monetary sanctions collected, or at least $100,000 to $300,000 for an action with $1 million in monetary sanctions. There is no cap on such awards, which will be funded by the newly created “Securities and Exchange Commission Investor Protection Fund.”

Glossary

Access Person - An Access Person is (i) any full time employee, (ii) each member of the Family/Household of such person that is directly employed by ACM, and (iii) each person to whom such person contributes support. All of ACM’s directors, officers, and shareholders are presumed to be Access Persons. Contract, temporary, or part-time personnel may be considered an Access Person by the CCO depending on job function.

Advisory Client - Any person to whom or entity to which ACM serves as an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client. Beneficial Ownership - Any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.

Chief Compliance Officer – Jim Cullen, or another person that is designated to perform the functions of CCO when he is not available. For purposes of reviewing the CCO’s own transactions and reports under this Code, the functions of CCO are performed by Kevin Kern.

Covered Securities - Anything that is considered a “security” under the Investment Adviser Act of 1940, except:

a)	Direct obligations of the U.S. Government.

b)	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short- term debt obligations, including repurchase agreements.

c)	Shares of open-end investment companies that are registered under theInvestment Company Act (mutual funds) and not advised or sub-advised by ACM.

Note: This is a broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

a)	Exchange Traded Funds and Notes

b)	Options on securities, on indices, and on currencies

c)	Limited Partnerships

d)	Foreign Unit Trusts and Foreign Mutual Funds

e)	Private Investment Funds and Hedge Funds

Family/Household - Members of your Family/Household include

a)	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

b)	Your children under the age of 18.

c)	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

d)	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Insiders - The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for ACM’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary Insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

Insider Trading - While the law concerning “Insider Trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, Non-Public Information; (2) trading by non-Insiders while in possession of material, Non-Public Information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, Non-Public Information to others.

Material Information - Any information that a reasonable investor would likely consider important in making his or her investment decision; or any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of Material Information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary managementdevelopments Non-Public Information - Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Non-Reportable Securities - Specifically exempt from the definition of Covered Securities are: treasury securities; bank certificates of deposit, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by ACM; and units of a unit investment trust (“UIT”) if the UIT is invested exclusively in unaffiliated mutual funds.

Supervised Person - All Access Persons, employees of ACM, or other person who provides investment advice on behalf of ACM and is subject to the supervision and control ACM are collectively referred to as ‘Supervised Persons’.